EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 333-225948) on Form S-8 of our report dated June 28, 2024 relating to our audit of the financial statements as of and for the year ended December 31, 2023, which appears in the annual report on Form 11-K of Liberty Energy Services 401(k) Savings Plan (formerly known as Liberty Oilfield Services 401(k) Savings Plan) as of December 31, 2024 and for the year ended December 31, 2024.

/s/ Plante & Moran, PLLC

Southfield, Michigan
June 26, 2025